ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of the 19th day of February, 2000 by and among National Care Resources - Colorado, Inc., a Colorado corporation ("NCR-CO"), National Care Resources - Texas, Inc., a Colorado corporation ("NCR-TX"), TherAmerica, Inc., a Colorado corporation ("TherAmerica"; collectively, with NCR-CO and NCR-TX, "Sellers"), Medix Resources, Inc., a Colorado corporation (the "Shareholder"), each with a principal business address at 7100 East Belleview Avenue, Suite 301, Englewood, Colorado 80111, and Medical Staffing Network, Inc., a Delaware corporation with a principal business address at 3111 North University Drive, Suite 406, Coral Springs, Florida 33065 ("Buyer").

     For value received, and in consideration of the mutual promises contained in this Agreement, the parties agree to the following recitals, terms and conditions.

1.    Recitals.

     (a) Sellers own and operate a supplemental healthcare staffing business under the trade names National Care Resources and TherAmerica (the "Business").

     (b) The Shareholder is the sole shareholder of each Seller.

     (c) Sellers desire to sell, and Buyer desires to purchase, certain of the assets used in or relating to the operation of the Business, as a going concern, in accordance with the terms and conditions set forth in this Agreement.

2. Transfer of Assets. Except as expressly excluded below, Sellers agree to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, at the Closing (as defined below), as described below, all of Sellers' assets and properties, real and personal, tangible and intangible, of every kind and description, wherever located, which are used by Sellers in connection with the operation of the Business, as a going concern including, without limitation, the following assets (collectively, the "Assets"):



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    Initialed (Sellers):       Initialed (Shareholder):
Initialed (Buyer):


     (a) Tangible Personal Property. All machinery, equipment, tools, furniture, fixtures, office equipment, supplies, inventory, and other items of tangible personal property of every kind owned by Sellers and used in connection with the Business (wherever located and whether or not carried on Sellers' books) including, without limitation, those listed on Schedule 2(a) (the "Tangible Personal Property"), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date (as defined below), together with any express or implied warranty by the manufacturers of any item or component part thereof, and all maintenance records and other documents relating thereto; together with all of Sellers' other tangible assets of every kind and description, real, personal or mixed, wherever located, which are owned by Sellers and used in connection with the Business.

     (b) Leased Real Property. All of Sellers' interests in real property leased by Sellers in Texas and used in connection with the Business (the "Leased Real Property"), which interests, together with the leases relating thereto (the "Real Property Leases"), are more particularly described on Schedule 2(b).

     (c) Contracts. All of Sellers' interests in Sellers' contracts with its customers entered into in the ordinary course of the Business, Sellers' rights under covenants not to compete and/or confidentiality agreements with Sellers' employees (to the extent such rights are assignable), and Sellers' contracts and commitments described on Schedule 2(c) (the "Contracts").

     (d) Intellectual Property. All of the intellectual property rights that are owned or used by Sellers in connection with the Business, including the following: (A) the names National Care Resources, TherAmerica and NC Resources-Texas, Inc., and all trademarks, service marks, licenses, trade names, logos and other designations (the "Marks") and all registrations and applications for registration relating thereto, (B) all computer databases, software and licenses thereto, and all copyrighted works (the "Copyrights") and registrations therefor, (C) all inventions that are the subject of letters patent or applications therefor (the "Patents") and (D) all confidential or proprietary processes, technical data and other similar information that is of commercial value to the Business (the "Trade Secrets") (the Marks and registrations therefor, Copyrights and registrations therefor, Patents and Trade Secrets being referred to collectively herein as the "Intellectual Property"), together with the goodwill related thereto, and all royalty income from the Intellectual Property accruing after the Closing Date. All items of Intellectual Property included in the Assets are described on Schedule 2(d).

     (e) Permits. All permits, authorizations, certificates, approvals and licenses relating to the operation of the Business including, without limitation, those listed on Schedule 2(e) (the "Permits").



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     (f) Records. All of Sellers' records, technical data, asset ledgers, books of account, inventory records, budgets, customer and supplier lists, payroll and personnel records, computer programs, advertising material, marketing information, policy or operational manuals, correspondence and other files created or maintained in connection with the Business; provided that Sellers will be permitted access to the books of account of Sellers from time to time during normal business hours upon two business days written notice to Buyer for the purpose of closing out those records for accounting, tax and related purposes.

     (g) Deposits and Prepaid Expenses. All of Sellers' utility, rent and equipment deposits, rights to refunds and prepaid expenses listed on Schedule 2(g).

     (h) Claims. All of Sellers' rights to any choses in action, claims, causes or rights of action arising in connection with the Business, except as they relate to any Excluded Assets (as defined below) or any breach of this Agreement.

     (i) Goodwill. Any and all of Sellers' goodwill in and going concern value of the Business, together with Sellers' confidentiality and non-competition agreements with employees, whether oral or written, and Sellers' rights to its existing telephone numbers set forth on Schedule 2(i).

     (j) Other Intangibles. All other intangible assets of any kind or description, wherever located, which are owned by Sellers and used in connection with the operation of the Business.

     (k) Excluded Assets. The following assets shall be excluded from the Assets and shall be retained by Sellers (collectively, the "Excluded Assets").

     (1) Cash. All cash on hand and on deposit in banks, cash equivalents and investments.

     (2) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the ordinary course of business of the Business or with the written consent of Buyer between the date hereof and the Closing Date.

     (3) Assets of Benefit Plans. Pension, profit sharing or savings plans and trusts and the assets thereof.

     (4) Certain Records. Sellers' corporate minute books and stock books or of any of Sellers' predecessors in interest.

     (5) Certain Contracts. Any contracts or other agreements entered into by Sellers or by which Sellers or any of the Assets is bound set forth in
Schedule 2(k)(5); provided, however, that Buyer shall have the option of assuming one or more of such contracts and receiving assignments of such assumed contracts.



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     (6) Employees' Property. Any personal property owned by employees of the Sellers including, but not limited to, the property listed on Schedule 2(k)(6).

     (7) Insurance. All insurance policies relating to the Business in force prior to or at the time of Closing.

     (8) Accounts Receivable. All of Sellers' accounts receivable and trade accounts in connection with the Business ("Receivables").

     (9) Other Assets. Those assets set forth on Schedule 2(k)(9).

3.    Liabilities.

     (a) The Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever. Buyer shall in no event assume or be liable for any liability or obligation not specifically assumed pursuant to this Section 3 and in instruments of assumption delivered by it at Closing, and, except as expressly provided in this Section 3, Sellers shall retain responsibility for all liabilities accrued as of the Closing Date and all liabilities arising from the Sellers' operations prior to the Closing Date, whether or not accrued and whether or not disclosed. Specifically, but without limiting the generality of the foregoing sentence, Buyer shall not assume any liability or obligation of Sellers with respect to
(i) malpractice liability and any other similar claims, (ii) taxes and related penalties and interest of any kind, (iii) employees or former employees of Sellers, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Sellers of its employees or Sellers' termination of such employees, (iv) any debt of Sellers, whether or not appearing on Sellers' books and (v) any other liabilities relating to the period prior to the Closing Date. Sellers shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof), for all "qualifying events" (as defined in COBRA) occurring with respect to Sellers' employees and their dependents, including qualifying events that occur as a result of the sale of the Assets contemplated by this Agreement.



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     (b) As exceptions to the provisions of Section 3(a) above, Buyer will assume at Closing (i) the obligations of Sellers under the Contracts and Real Property Leases disclosed to Buyer, to the extent that such obligations are not performed or to be performed prior to the Closing Date, are disclosed in the text of such Contracts and Real Property Leases and accrue subsequent to the Closing Date, (ii) the obligation to pay accounts payable which arise from services rendered or products furnished in the ordinary course of business to Sellers by the vendors listed on Schedule 3(b), to the extent such accounts payable are not paid or to be paid prior to the Closing Date and are not more than one day past due as of the Closing Date and (iii) accrued vacation and accrued sick leave for employees of the Business in an amount not exceeding $18,980.

4. Consideration.

     (a) Purchase Price. Subject to the Post-Closing Adjustment provided for in
Section 4(e), the aggregate purchase price (the "Purchase Price") for the Assets shall be equal to $1,000,000. Buyer shall pay the Purchase Price to Sellers as follows:

     (1) $500,000 (the "Initial Payment") shall be paid by wire transfer to an account designated by Sellers or a cashier's or certified check drawn upon a federally insured Florida lending institution on the Closing Date; and

     (2) $500,000 shall be paid pursuant to a Secured Subordinated Promissory Note (the "Note") in the form of Exhibit A which shall be secured as provided under a Security Agreement (the "Security Agreement") in the form of Exhibit B.

     (3) Sellers hereby assign all of their rights to payments under this subsection (a) to, and instruct Buyer to make such payments directly to, the Shareholder.

     (b) Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 4(b). For tax purposes, the parties shall report the transactions contemplated by this Agreement in accordance with such allocation.

     (c) Adjustment of Certain Items. With respect to certain expenses incurred in the operation of the Business the following adjustments shall be made:

     (1) Operating Expenses. Subject to the specific provisions of this Subsection and Section 3 above, Sellers shall continue to be responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets up to the Closing Date, and Buyer shall become responsible for all costs and expenses attributable to the operation of the Business or ownership of the Assets from and after the Closing Date.

     (2) Taxes. Personal property taxes shall be apportioned at the Closing as of the Closing Date based on current tax bills available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment when bills for the current year are received.



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     (3) Utilities. Electric, water, sewer and similar charges shall be paid directly to the obligee by Sellers and Buyer based on meter readings as of the Closing Date and at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of operating days occurring before and after the Closing Date during the billing period for each such charge.

     (4) Personal Property Leases. The next payment due to personal property lessors after the Closing Date with respect to any leased personal property that is assigned to and assumed by Buyer shall be apportioned between Sellers and Buyer based on the time in such period before and after the Closing Date.

     (5) Employee Expenses. Salaries, wages, commissions, payroll taxes, vacation pay and sick pay shall be prorated between Sellers and Buyer as of the Closing Date with respect to all of Sellers' employees who enter the employment of Buyer following the Closing.

     Appropriate cash payments by Sellers or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided in this Subsection.

     (d) Noncompetition. In order to ensure to Buyer the full benefits of the Assets and the Business, each Seller and the Shareholder, for themselves and their affiliates, will execute and deliver at the Closing a Confidential Information and Noncompete Agreement (the "Noncompetition Agreement") in the form attached hereto as Exhibit C pursuant to which they will covenant and agree not to engage in the healthcare staffing business for five (5) years following the Closing Date in states within which business is conducted by Sellers or Buyer.

     (e) Post-Closing Adjustments to Purchase Price. If any adjustments to Sellers' earnings before interest, taxes, depreciation and amortization ("EBITDA") as of November 21, 1999 (the "Reference Date") are required to be made within 12 months after the Closing Date (the "Post-Closing Adjustment Period") because items of income or expense that should have been included in the calculation of EBITDA were not reflected on the books and financial records of Sellers, the Purchase Price shall be adjusted by multiplying two by the amount of each adjustment. No adjustment to the Purchase Price shall be made pursuant to this subsection unless the aggregate value of the adjustments to be made equals or exceeds $20,000. If adjustments are made that result in a net increase in the Purchase Price, the amount of the adjustment shall be paid by Buyer to Sellers. If the adjustment results in a net reduction of the Purchase Price, the Sellers and the Shareholder shall pay the amount of the adjustment to the Buyer. The adjustment shall be paid within 90 days after the close of the Post-Closing Adjustment Period.



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     5. Closing. The closing ("Closing") of the sale and purchase contemplated by this Agreement shall take place on the 7th day of February, 2000, or at such other time as the parties may mutually agree ("Closing Date"), at Buyer's office or at such other place as the parties may mutually agree. The Closing may be performed by facsimile signatures (which shall be deemed originals) with hard copies of originals to follow by overnight mail and by wire transfer of funds on the date of delivery of facsimile signatures.

     6. Closing Documentation.

     (a) Sellers' and Shareholder's Documents. At Closing, Sellers and the Shareholder shall deliver to Buyer the following fully executed documents:

     (1) A Bill of Sale in the form attached to this Agreement as Exhibit D;

     (2) An Assignment of Trade Names and Intellectual Property Rights ("Trade Name Assignment") in the form attached to this Agreement as Exhibit E;

     (3) Assignments and Assumptions of Real Property Leases ("Real Property Assignment") in the form attached to this Agreement as Exhibit F;

     (4) An Assignment and Assumption of Contracts ("Contract Assignment") in the form attached as Exhibit G;

     (5) The Noncompetition Agreement;

     (6) The Security Agreement;

     (7) A Subordination Agreement in the form attached as Exhibit H;

     (8) Duly entered corporate resolutions of each Seller authorizing the transactions contemplated by this Agreement, accompanied by a certification of the Secretary of each Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with good standing certificates from the Secretary of State of Colorado and all states in which the Sellers are qualified to do business;

     (9) An opinion of counsel (the "Sellers' Opinion") substantially in the form attached to this Agreement as Exhibit I which shall include a statement permitting reliance on the opinion by Banc of America Commercial Finance Corporation ("Banc of America"), if required under the Amended and Restated Credit Agreement ("Credit Agreement") dated as of February 10, 2000 among MSN Holdings, Inc., Buyer, the Lenders (as defined therein) and Banc of America;



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     (10) Such releases, consents, waivers and approvals, in forms reasonably satisfactory to Buyer, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Assets, free and clear of all liens, encumbrances, claims, options, rights of first refusal and other agreements (collectively, "Liens");

     (11) Such other instruments of transfer or assignment, in forms reasonably satisfactory to Buyer, as may be necessary in order to vest Buyer with good and marketable title to the Assets; and

     (12) Such other instruments and agreements as Buyer or its counsel may reasonably request.

     (b) Further Assurances. From time to time after the Closing Date, at Buyer's request, and without further consideration, Sellers and Shareholder, as applicable, shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably require in order to more effectively convey, transfer, assign or deliver the Assets to Buyer, its successors or assigns.

     (c) Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

     (1) Duly entered corporate resolutions of Buyer authorizing the transaction contemplated by this Agreement, accompanied by a certification of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded, together with a good standing certificate from the Delaware Secretary of State dated not more than 10 days prior to the Closing Date;

     (2) The Initial Payment, Note and Security Agreement;

     (3) The Noncompetition Agreement;

     (4) An Assumption of Accounts Payable in the form of Exhibit J.

     (5) The Trade Name Assignment;

     (6) The Real Property Assignments;

     (7) The Contract Assignment;

     (8) The Subordination Agreement;



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     (9) An opinion of counsel (the "Buyer's Opinion") substantially in the form attached to this Agreement as Exhibit K; and

     (10) Such other instruments and agreements as Sellers or their counsel may reasonably request.

     7. Warranties and Representations. Sellers and the Shareholder warrant and represent to Buyer as follows:

     (a) Sellers are the owners of and have good, absolute and marketable title to the Assets, and, as of the Closing Date, the Assets shall be free and clear of all Liens of every kind, except those Liens assumed by the Buyer in accordance with this Agreement.

     (b) All income tax returns, profit and loss statements, balance sheets, cash flow statements and other financial information furnished and to be furnished to Buyer in connection with this transaction are complete and fairly represent the financial information set forth therein. There has been no material adverse change in the financial condition of the Business since September 30, 1999. Except as described in this Agreement, reflected in the financial statements furnished by Sellers to Buyer or set forth on Schedule 7(b), there is no liability or obligation of Sellers related to the operation of the Business, whether accrued, absolute or contingent, other than liabilities and obligations that have been incurred in the ordinary course of business since September 30, 1999, and are not material, in the aggregate, to the Business or the operations or financial condition of Sellers.

     (c) Neither Shareholder nor any Seller has entered into any other contract for the sale of the Assets.

     (d) Each Seller and the Shareholder is a corporation which is duly organized and in good standing under the laws of the State of Colorado, with all requisite power and authority to carry on the Business as it is presently conducted. Each Seller is qualified to do business and in good standing under the laws of the jurisdictions listed on Schedule 7(d).

     (e) Each Seller has duly filed all federal, state and local tax returns required to be filed by it and has paid all federal, state and local taxes required to be paid with respect to the periods covered by such returns. All federal, state and local taxes of Sellers shall be paid as of the Closing Date. Except as set forth in Schedule 7(e), neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Sellers or the Shareholder, threatening to assert against any Seller any deficiency or claim for additional taxes or interest thereon or penalties in excess of $1,000 in connection therewith, which additional taxes, interest or penalties, if any, Sellers shall promptly pay upon assessment.



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     (f) Each Seller and the Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     (g) The transactions contemplated by this Agreement have been duly authorized by appropriate corporate actions on the part of each Seller and the Shareholder and, upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Sellers and the Shareholder.

     (h) Neither the execution and delivery by the Sellers or the Shareholder of this Agreement nor the consummation by Sellers or the Shareholder of the transactions contemplated herein will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of any Seller or the Shareholder pursuant to any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which any Seller or the Shareholder is bound, to which any Seller or the Shareholder is a party, or to which the assets of any Seller or the Shareholder is subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the articles of incorporation or bylaws of any Seller or the Shareholder.

     (i) Sellers have all necessary licenses and permits to carry on the Business, and the Business is being operated and Sellers' property is being used in compliance with all applicable laws, ordinances and regulations. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Sellers' or the Shareholder's execution and delivery of this Agreement or consummation of the transactions contemplated herein.

     (j) There are no legal actions, suits, arbitrations, or other legal, administrative or other proceedings pending or threatened against any Seller or the Shareholder, their respective properties, assets or the Business, and Sellers and the Shareholder are not aware of any fact which might result in any such action, suit, arbitration or other legal, administrative or other proceeding, except as disclosed in Schedule 7(j). Neither Sellers nor the Shareholder is in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. Neither Sellers nor the Shareholder is charged or threatened with or under investigation with respect to any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.



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     (k) No Seller is in default under any material agreements relating to the
Business, including, without limitation, the Contracts. All Contracts are in full force and effect, valid and enforceable in accordance with their respective terms. There are no existing material defaults of any Seller or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Sellers under the Contracts, nor are material amendments pending with respect to any Contracts. Except as set forth in Schedule 7(k), no Contract is a governmental contract subject to price redetermination or renegotiation. No Seller has any oral agreements with customers which require Sellers to provide services at no charge or at rates significantly below the average rates for such services set forth in Sellers' written customer contracts.

     (l) The Shareholder is the sole stockholder of each Seller.

     (m) Except as set forth in Schedule 7(m), all material equipment used in connection with the Business is in proper working order, ordinary wear and tear excepted, and in compliance with the rules and regulations of all applicable statutes, ordinances, rules and regulations.

     (n) A true, correct and complete copy of each Real Property Lease to which any Seller is a party is attached to this Agreement as Schedule 7(n). The payments due under each Real Property Lease are current as of the Closing Date. There have been no violations or breaches under any Real Property Lease by any Seller or the applicable landlord, and no Seller has notified any landlord of any intention to terminate the Real Property Lease. No Seller has carried out any alterations or caused any damage to any Leased Real Property which would require such Seller, as tenant, to restore the Leased Real Property to its original condition at the expiration of the applicable Real Property Lease. Each Real Property Lease may be assigned to Buyer, subject to approval of the applicable landlord, and prior to the Closing Date, Sellers shall furnish Buyer with evidence of each landlord's consent to the assignment of the applicable Real Property Lease to Buyer in a form satisfactory to Buyer.



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     (o) Sellers have complied, and through the Closing Date will continue to comply, in all material respects with federal, state and local laws, rules and regulations. In particular, Sellers are operating and have operated the Business in compliance with all applicable local, state and federal environmental laws, rules, regulations and ordinances including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws, rules and regulations of the States of Colorado and Texas as each such statute or regulation has been amended from time to time (collectively, "Environmental Laws and Regulations"). Sellers have not knowingly accepted for storage, and to their knowledge, do not store, any nitrate film or any hazardous substance or hazardous material. Sellers have never knowingly caused the release of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance," "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as that term is defined by Environmental Laws and Regulations. Sellers do not own, lease, rent or otherwise utilize any underground storage tanks and, to Sellers' knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at any of the Leased Real Property. To Sellers' knowledge, the Leased Real Property does not contain (i) any asbestos or (ii) any polychlorinated biphenyl (PCB) substances.

     (p) Sellers have not established and do not maintain any employee pension benefit plans, deferred compensation plans or other plans which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     (q) Except as set forth in Schedule 7(q), since September 30, 1999, none of Sellers' major customers have terminated or indicated an intention to terminate its business with, or reduce the volume of its business with, Sellers. Sellers have no customers whose business is or has within 90 days prior to the Closing Date been the subject of competitive bidding procedures, except as disclosed in Schedule 7(q).

     (r) Schedule 7(r) lists the names of all full-time and part-time office employees of Sellers and sets forth a job description or title and compensation for each such person. All such employees are or, as of the Closing Date, will be subject to Noncompetition and Confidential Information Agreements (the "Employee Confidentiality Agreements") in a form reasonably satisfactory to the Buyer.
Schedule 7(r) also sets forth a list of all written and oral employment and noncompetition agreements with employees of the Business. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, work stoppage, or other material interference with or impairment by labor of the business of Sellers pending or, to the knowledge of Sellers, threatened or contemplated against or directly affecting the Business. Sellers' employees are not represented by any labor or trade union, nor has there been any attempt to organize Seller's employees during the 90 day period prior to the date of this Agreement. There has been no employee turnover since September 30, 1999, except as noted on Schedule 7(r). Except as set forth in Schedule 7(r), Sellers warrant that there has been no carryover of employee vacation or sick pay from prior fiscal years.

     (s) Except for the trade names "National Care Resources" and "TherAmerica," Sellers have no patents, trademarks, service marks, trade names, copyrights, computer programs or program rights, licenses or other similar intangible property rights and interest which are used in connection with the Business. Sellers have the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. Sellers are not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee or Sellers.


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     (t) Neither Sellers nor the Shareholder owns directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business. None of the customers of Sellers has become a customer of Sellers because of personal or financial relationships with Sellers' management or affiliated persons or entities.

     (u) Neither Sellers nor Shareholder has dealt with a broker or finder in connection with this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transaction contemplated by this Agreement.

     (v) No representation or warranty by the Sellers or the Shareholder in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

     All of the foregoing warranties and representations shall survive the closing of the transactions contemplated by this Agreement for a period of 18 months after the Closing Date.

     8. Warranties and Representations of Buyer. Buyer warrants and represents to Sellers and Shareholder as follows:

     (a) Buyer is a corporation which is duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to carry on its business as it is presently conducted.

     (b) Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, except that, if required by the Credit Agreement, Buyer must obtain consent to the transactions contemplated by this Agreement from Banc of America.

     (c) The transactions contemplated by this Agreement (including execution and delivery of the Note and Security Agreement) have been duly authorized by appropriate corporate actions, and upon the execution and delivery of this Agreement, it shall be a valid and binding obligation of the Buyer.

     (d) Buyer and its officers, directors, employees, and stockholders have no obligation (nor has any third party alleged the existence for such an obligation) to any third party (except Banc of America) to (i) maintain the confidentiality of any information, (ii) not solicit customers or suppliers,
(iii) not engage in any competitive activity, (iv) fulfill any fiduciary duty, or (v) comply with a contractual or other obligation that would in any way be violated by the transactions contemplated hereby or the operation of the Business after the closing of the transactions contemplated hereby.

     (e) The execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated herein and the operation of the Business after the Closing will not, with or without the giving of notice or passage of time, or both, be contrary to or materially violate, breach or constitute a material default under any provision of any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which its assets are subject. The effectiveness or enforceability of this Agreement or such other documents will not be adversely affected by any provision of the certificate of incorporation or bylaws of Buyer.

     (f) No filing or registration with, or authorization, consent or approval of, any governmental agency is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement.

     (g) Buyer has not dealt with a broker or finder in connection with this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement.

     (h) No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein not misleading.

     All of the foregoing warranties and representations shall survive the closing of the transactions contemplated by this Agreement for a period of 18 months after the Closing Date.

     9. Expenses of Sale. Except as otherwise provided in this Agreement, each party agrees to bear its own legal, accounting and other expenses in connection with the preparation and consummation of this Agreement.

     10. Risk of Loss. The risk of loss and damage to the Assets shall be borne by Sellers prior to Closing. If the Assets are damaged and cannot be substantially restored to their current condition prior to Closing, Buyer may elect to terminate its obligations under this Agreement. Alternatively, Buyer may elect to purchase the Assets in their damaged condition, in which event Buyer shall be entitled to the benefit of any insurance on the Assets, or if not insured, a reduction of the Purchase Price.

     11. Default. If either party fails to perform its obligations under this Agreement within the time specified, time being of the essence, the other party may seek damages or exercise any other right available to it under applicable law.

     12. Conditions Precedent.

     (a) Conditions Precedent to Buyer's Obligations. Buyer's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (i) The execution of the Employee Confidentiality Agreements by all of Sellers' employees listed in Schedule 7(r).

          (ii) Execution of the Noncompetition Agreement, Security Agreement and a Sublease for the Leased Real Property located at 7100 East Belleview Avenue, Suite 301, Englewood, Colorado 80111.

          (iii)Consent by the applicable landlords to the assignment of the Real Property Leases to Buyer and to subletting of a portion of the Englewood, Colorado office to Buyer.

          (iv) Sellers' and Shareholder's representations and warranties contained in this Agreement being true and correct.

          (v) Sellers' delivery to Buyer of all documents described in Section 6(a) above and all bills, instruments of transfer and assignment documents necessary or appropriate to transfer to Buyer good and marketable title in and to the Assets, free and clear of all Liens.

          (vi) Sellers and the Shareholder having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed by or complied with by Sellers or the Shareholder, as applicable, on or before the Closing Date.

          (vii)No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          (viii) Buyer having received the written consent of Banc of America to the transactions contemplated by this Agreement.

     (b) Conditions Precedent to Sellers' and Shareholder's Obligations. Sellers' and Shareholder's obligations pursuant to this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (i) Consent by the applicable landlords to the assignment of the Real Property Leases to Buyer and to subletting of a portion of the Englewood, Colorado office to Buyer.

          (ii) Buyer's delivery to Sellers of all documents described in Section 6(b) above.

          (iii)Buyer's delivery of the Initial Payment, the Note, the Security Agreement and an executed Sublease for the Leased Real Property located at 7100 East Belleview Avenue, Suite 301, Englewood, Colorado 80111.

          (iv) Buyer having duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed by or complied with by Buyer on or before the Closing Date.

          (v) No action or proceeding shall be pending by or before any Court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          (vi) Buyer's representations and warranties contained in this Agreement being true and correct.

     13. Confidentiality and Communications.

     (a) Sellers, Shareholder and Buyer shall use their respective best efforts to keep confidential all information furnished to them or their representatives, accountants, legal counsel, advisors or bankers in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to the extent that any such information may be generally available to the public. Without limiting the generality of the foregoing, Buyer agrees that prior to the Closing (i) it shall not disclose information about the Business obtained during due diligence, except to its representatives, accountants, legal counsel, advisors or bankers who have a need to know such information to assist Buyer in this transaction,
(ii) it shall not, without the prior consent of Sellers, contact any of Sellers' customers (such consent not to be unreasonably withheld in connection with Buyer's need to make prudent inquiry or to assure a smooth transition of ownership without loss of customers), and (iii) it will not solicit the employment of any of Sellers' employees except as mutually agreed by Buyer and Sellers. Sellers and Buyer have instructed their respective officers, employees and other representatives having access to such information of such obligation of confidentiality. Notwithstanding the foregoing, any disclosure of such information may be made to the extent required by applicable law or regulation, judicial or regulatory process, and reviews by financial institutions which are lenders to either party, and such information may be used as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. In the event that the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to return to the other party all materials containing such information immediately on request, except as may be required in respect of litigation. The obligations arising under this Section shall survive any termination or abandonment of this Agreement, but shall lapse on the date which is 18 months after the termination or abandonment of this Agreement.

     (b) No public announcement of the execution of this Agreement or the transactions contemplated herein shall be made without the mutual prior written approvals of Buyer and Sellers, which approvals shall not be unreasonably withheld. No party shall make any disclosure of the Purchase Price or other terms hereunder except to its lenders or investors without the prior written approval of the other party; provided that any party may disclose such information as may be required under federal or state laws.

     14. Collection of Accounts Receivable. Buyer agrees to take all reasonable steps necessary to collect the accounts receivable of Sellers (the "Outstanding Accounts Receivable") that are outstanding as of the Closing Date. Buyer shall remit to Sellers on a biweekly basis an amount equal to 90% of the Outstanding Accounts Receivable collected by Buyer during the preceding two weeks until all of the Outstanding Accounts Receivable have been collected or Buyer determines that the uncollected Outstanding Accounts Receivable are not collectible. To permit Sellers to determine the accuracy of each remittance made by Buyer under this Section, Buyer shall provide to Sellers sufficient detail of the amount of Outstanding Accounts Receivable collected and from whom such Outstanding Accounts Receivable have been collected at the time of each payment to Sellers under this Section.

     15. Indemnification.

     (a) From and after the Closing, Sellers and the Shareholder, jointly and severally, shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from or arise out of:

     (1) liabilities and obligations of Sellers or the Shareholder of any nature whatsoever (including liabilities for taxes), except for those liabilities and obligations of Sellers which Buyer specifically assumes pursuant to this Agreement;

     (2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Sellers, the Shareholder or the Business in which the principal event giving rise thereto occurred prior to the Closing Date (unless and to the extent arising specifically from action of or failure to act by Buyer) or which result from or arise out of any action or inaction prior to the Closing Date of Sellers or the Shareholder or any director, officer, employee, agent or representative of Sellers;

     (3) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers or the Shareholder under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement; and

     (4) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, and reasonable costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (b) From and after the Closing, Buyer shall reimburse, indemnify and hold harmless Sellers and Shareholder and their respective successors and assigns (each an "Indemnified Seller Party") against and in respect of all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from or arise out of:

     (1) liabilities and obligations of Buyer of any nature whatsoever (including liabilities for taxes), except for liabilities and obligations for which Buyer is entitled to indemnification by Sellers and Shareholder pursuant to this Agreement;

     (2) actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Buyer or the Business in which the principal event giving rise thereto occurred from and after the Closing Date (unless and to the extent arising specifically from action of or failure to act by a Seller or Shareholder) or which result from or arise out of any action or inaction from and after the Closing Date of Buyer or any director, officer, employee, agent or representative of Buyer;

     (3) any material misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers or Shareholder pursuant to this Agreement or in connection with the negotiation, execution or performance of this Agreement;

     (4) Buyer's performance or nonperformance under any Real Property Lease on or after the Closing Date;

     (5) failure of Buyer to comply with the terms of the Note or the Security Agreement; and

     (6) all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, and reasonable costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section.

     (c) In the event that an Indemnified Buyer Party or an Indemnified Seller Party seeks indemnification (the "Indemnitee") from the other party or parties to this Agreement (the "Indemnitor"), the Indemnitee shall promptly notify the Indemnitor in writing of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). The Indemnitor shall have ten business days from the date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnitee whether or not the Indemnitor disputes its liability to the Indemnitee hereunder with respect to such claim or demand and, notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnitee against any such claim or demand.

     (d) In the event that Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnitee becoming subject to further liability in respect of such matter; provided, however, Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which would reasonably be expected to have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Indemnitor hereunder; provided, however, that the Indemnitee shall not select legal counsel or expert witnesses or settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee elects to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

     (e) (1) If the Indemnitor elects not to defend the Indemnitee against a claim or demand, by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder.

     (2) In the event an Indemnitee has a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to Indemnitor. If Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Indemnitor hereunder.

     (f) Upon the determination of liability under this Section, the Indemnitor shall pay to the Indemnitee, within ten days after such determination, the amount of the claim for indemnification made hereunder. In the event that the Indemnitee is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnitor's obligation to indemnify has been determined, the Indemnitee shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by the Indemnitee under any agreements entered into pursuant to this Agreement. Upon the payment in full of a claim, either by set off or otherwise, the Indemnitor shall be subrogated to the rights of the Indemnitee against any person, firm or corporation with respect to the subject matter of such claim.

     (g) The indemnification rights under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

     (h) Without precluding Buyer from exercising any other right, power or remedy pursuant to this Agreement or at law or in equity, Buyer shall be entitled to offset against amounts due Sellers hereunder all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorney's fees) suffered, incurred or sustained, directly or indirectly, by Buyer because a representation or warranty of Sellers or the Shareholder contained in this Agreement is false or materially misleading or which arises or results from or relates to any breach of or failure by Sellers or the Shareholder to perform any of their representations, warranties, covenants or agreements contained in this Agreement.

     (i) The right to seek indemnification under this Agreement shall expire on the date that is thirty (30) months after the Closing Date (the "Indemnification Termination Date"). A claim for indemnification shall be considered timely asserted if the Claim Notice to which a claim for indemnification relates is delivered by the Indemnitee to the Indemnitor on or before the Indemnification Termination Date.

     16. Continuation of Business. Between the date of this Agreement and the Closing Date, Sellers will continue to operate the Business in the ordinary course of business, without change in normal operating procedures, service to customers or reduction in operating hours. During that time period, Sellers will not incur any new obligations or liabilities in connection with the Business or sell all or any portion of the Assets. Between the date of this Agreement and the Closing Date, a representative of Buyer and of Sellers shall confer and agree on any matters which constitute (i) a departure from business in the ordinary course or (ii) a material business decision. Such matters shall include the following:

     (a) Any departure from standard pricing (including standard discount) practices;

     (b) Any pricing decision or unusual service offering in connection with a request for proposals from, or bid to, a prospective customer whose estimated needs exceed 1,000 hours of temporary employee services per month;

     (c) Any capital expenditures for new vehicles, new computers or other items, the anticipated cost of which exceeds $500;

     (d) Any amendment of an existing customer or vendor contract, including periodic repricing; and

     (e) Any alteration of compensation rates to be paid to employees of the Business.

     17. Miscellaneous Provisions.

     (a) Notices. All notices, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be (i) mailed by certified mail, return receipt requested, (ii) delivered in person,
(iii) sent by overnight courier (such as FedEx) or (iv) sent by facsimile transmission with confirmation of receipt to the parties at the addresses set forth below. Any party may, by written notice to the other parties as provided in this Section, change the place to which all further notices to such party shall be sent.

           (i)  If to the Buyer, to:

                Medical Staffing Network, Inc.
                3111 North University Drive, Suite 406
                Coral Springs, FL 33065
                Facsimile: 954-757-5621
                Attention:  President

                with a copy to:

                Steel Hector & Davis LLP
                1900 Phillips Point West
                777 South Flagler Drive
                West Palm Beach, FL  33401-6198
                Facsimile: 561-655-1509
                Attention: Kim A. Hines, Esq.

           (ii) If to the Sellers or Shareholder, to:

                National Care Resources-Colorado, Inc.
                National Care Resources-Texas, Inc.
                TherAmerica, Inc.
                Medix Resources, Inc.
                7100 East Belleview Avenue, Suite 301
                Englewood, CO 80111
                Facsimile: 303-741-9519
                Attention: President

                with a copy to:

                Lyle B. Stewart, P.C.
                3751 Quebec Street
                Denver, CO 80237
                Facsimile: 303-267-0922

     (b) Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective heirs, representatives, administrators, successors and assigns.

     (c) Governing Law; Jurisdiction; Interpretation. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Venue and jurisdiction of all actions relating to the performance or interpretation of this Agreement may be brought only in the courts of the State of Florida located in Broward County or the United States District Court for the Southern District of Florida. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this Section is improper based on the doctrine of forum non conveniens. The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

     (d) Attorneys' Fees. In connection with any litigation, including appellate or bankruptcy proceedings, arising out of or related to this Agreement, the non-prevailing party shall pay all reasonable attorneys' fees and costs of the prevailing party.

     (e) Severability. If any term or provision of this Agreement is deemed invalid, such invalidity shall not affect or invalidate the remainder of this Agreement.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute but one and the same instrument.

     (g) Assignability. Buyer may assign its rights under this Agreement to any other person or entity without the prior written consent of Sellers or the Shareholder. Buyer shall give Sellers and Shareholder written notice of any assignment of this Agreement within five business days after such assignment. Buyer acknowledges and agrees that its obligations under the Note shall not be assignable.

     (h) Investigation. Buyer may, through its accountants, attorneys, engineers, agents, employees and others, make such investigations of the business, properties and assets and of the financial and legal and other conditions and location of the Business as it may deem necessary or advisable with respect to those matters and the transactions contemplated by this Agreement.

     (i) Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing until the end of the 18th month after the Closing Date.

     (j) Time of Essence. Time is of the essence of this Agreement.

     (k) Entire Agreement; Amendment. This Agreement together with the Schedules and Exhibits to this Agreement constitute the entire and sole agreement of the parties with respect to the subject matter and supersede and replace all previous verbal or written agreements that the parties may have made. All modifications or amendments of this Agreement must be in writing and signed by all parties to this Agreement.

     (l) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     (m) Further Assurances. The parties agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.


             [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     The parties have executed this Agreement as of the date first written above.

SELLERS:                            BUYER:


NATIONAL CARE RESOURCES-            MEDICAL STAFFING NETWORK, INC.
COLORADO, INC.

By:_________________________________    By:________________________________
     John Yeros,  its President            Robert J. Adamson, President


NATIONAL CARE RESOURCES-TEXAS, INC.


By: _________________________________
       John Yeros, its President


THERAMERICA, INC.


By: _________________________________
       John Yeros, its President


MEDIX RESOURCES, INC.


By: _________________________________
       John Yeros, its President